Exhibit 4.5

                              ARTICLES OF AMENDMENT
                                       OF
                                    FNB CORP.


         The undersigned corporation hereby submits these Articles of Amendment for the purpose of amending its Articles of Incorporation:

1. The name of the corporation is FNB Corp.

2. The text of the amendment to the Articles of Incorporation of the corporation is as follows:

                  RESOLVED, that the Articles of Incorporation of this corporation hereby are amended by deleting the first sentence of
         Article IV in its entirety and inserting therefor a new first sentence to read as follows:

                   "The aggregate number of shares that the corporation shall have authority to issue is 50,200,000 shares, consisting of 50,000,000 shares of Common Stock, par value $2.50 per share, and 200,000 shares of Preferred Stock, par value $10.00 per share."

3. The amendment was approved by the shareholders of the corporation on March 15, 2006 in the manner required by the North Carolina Business Corporation Act.

         This the 15th day of March, 2006.

                                    FNB CORP.


                                    By        /s/ Michael C. Miller
                                      --------------------------------------
                                              Michael C. Miller
                                              Chairman and President